Exhibit (h)(1)(b)

AMENDMENT

THIS AMENDMENT, effective as of May 17, 2014, is made by and between SEQUOIA FUND, INC. (the “Fund”) and DST SYSTEMS, INC. (f/k/a Data-Sys-Tance, Inc.) (“DST”).

WHEREAS, the Fund and DST have entered into the Service Agreement dated June 11, 1973, as amended (the “Agreement”), and the parties desire to amend the Agreement to include additional services to be provided by DST to the Fund;

NOW, THEREFORE, for good and valuable consideration receipt of which is hereby acknowledged and in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

1.          The following is added to the Agreement as a new Section 6.05:

“6.05         DST shall assist the Fund in fulfilling the Fund’s responsibilities under certain provisions of USA PATRIOT Act, Sarbanes-Oxley Act, Title V of Gramm Leach Bliley Act, Securities Act of 1933, Securities and Exchange Act of 1934, and 1940 Act, and the regulations under each of the foregoing, applicable to registered open-end management investment companies, and Regulation S-ID, by providing the services set forth in and complying with the terms of DST’s Compliance +™, as such may be amended from time to time as permitted herein (the “Compliance + Program”), a current copy of which has been provided to the Fund.

(a)          DST shall: (i) perform the services and procedures set forth in the Compliance + Program for the benefit of the Fund in accordance with the terms and conditions set forth in the Agreement and with disclosure in the Fund’s registration statement, including the Fund’s prospectus and statement of additional information (the “Registration Statement”), (ii) implement and maintain internal controls and procedures reasonably necessary to insure that its employees act in accordance with the Compliance + Program, and (iii) perform such additional services and procedures as agreed to with the Fund (such additional services and procedures, the “Client Compliance Procedures”).

(b)          DST’s obligations relating to the Compliance + Program shall be limited to those set forth in the Agreement, in the Compliance + Program and in the Client Compliance Procedures. For the avoidance of doubt, in the event of a conflict between (i) disclosure in the Registration Statement and (ii) the terms and conditions of the Agreement, the Compliance + Program, or Client Compliance Procedures, DST shall incorporate the conflicting provision from the Registration Statement into the Client Compliance Procedures upon the Fund’s written notice of such conflict to DST, and a reasonable amount of time to formulate a mutually agreeable process. Any obligations under the enumerated Acts and Regulations that DST has not agreed to perform on the Fund’s behalf under the Compliance + Program, the Client Compliance Procedures or under this Agreement shall remain the Fund’s sole obligation.

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(c)          In connection with the enactment of Regulation S-ID:

(i)          DST shall assist the Fund in fulfilling the Fund’s responsibilities under Regulation S-ID by providing the services set forth in and complying with the terms of DST’s identity theft program for registered open-end management investment companies, as such may amended from time to time as permitted herein (the “Identity Theft Program”), a current copy of which has been provided to Fund.

(ii)         DST shall: (i) perform the services and procedures set forth in the Identity Theft Program for the benefit of the Fund in accordance with the terms and conditions set forth in this Agreement, (ii) perform such additional services and procedures as agreed to with the Fund (such additional services and procedures, the “Client Identity Theft Procedures”), and (iii) implement and maintain internal controls and procedures reasonably necessary to insure that DST’s employees act in accordance with the Identity Theft Program and the Client Identity Theft Procedures.

(iii)        DST’s obligations relating to the Identity Theft Program shall be limited to those set forth in the Agreement, the Identity Theft Program and the Client Identity Theft Procedures. For the avoidance of doubt, in the event of a conflict between (i) disclosure in the Registration Statement and (ii) the terms and conditions of the Agreement, the Identity Theft Program or the Client Identity Theft Procedures, DST shall incorporate the conflicting provision from the Registration Statement into the Client Identity Theft Procedures upon the Fund’s written notice of such conflict to DST, and a reasonable amount of time to formulate a mutually agreeable process.

(d)          DST reserves the right to make amendments to the Compliance + Program and the Identity Theft Program, provided that in no event shall any such amendment in any material way lessen the benefit of such Programs to the Fund. DST shall notify the Fund promptly in writing of any change to either Program and obtain the prior written consent of the Fund for any amendment that would have a material adverse affect on the services provided by DST to the Fund.

(e)          DST represents, warrants and agrees that the Compliance + Program and the Identity Theft Program are reasonably designed to prevent violation of the federal securities laws (as defined in Rule 38a-1) and Regulation S-ID by the Fund and DST with respect to the services provided to the Fund by DST.

(f)          With respect to the Compliance + Program and Identity Theft Program, DST will permit duly authorized governmental and self-regulatory examiners to make periodic inspections of its operations as such would involve Fund, and the Fund to obtain, inter alia, information and records relating to DST’s performance of its obligations under the Programs and to inspect DST’s operations for purposes of determining DST’s compliance with the Programs. The Fund shall pay any reasonable out-of-pocket third party record production costs incurred by DST arising from such examinations upon receipt of an accounting of such costs from DST.

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(g)          Except as expressly amended hereby, the Agreement remains in full force and effect.

SEQUOIA FUND, INC		DST SYSTEMS, INC.

Name:	Todd Ruoff	Name:	James F. Dobbie
Title:	Executive Vice President	Title:	Vice President
/s/ Todd Ruoff		/s/James F. Dobbie
Signature		Signature

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